Exhibit 21.1
List of Subsidiaries of Upland Software, Inc. as of December 31, 2021

Upland Software Inc.
Upland Software UK Limited
Upland Software Australia Pty Ltd
Upland Software India Private Limited
Interfax Communications Limited
Return Fax 2000 Ltd.
Rapide Communications Ltd.
Rant & Rave Limited
Wire-E Limited
66099 Limited
Adestra Limited
Adestra Pty Limited
Altify Ireland Limited
Altify, Ltd.
Second Street Media, Inc.
myCapture, LLC
BlueVenn Group Limited
BlueVenn Group Holdings Limited
BlueDeveloper Limited
BlueVenn Holdings Limited
BlueVenn SA
BlueVenn Limited
Panviva Pty Ltd
Panviva Limited